Exhibit 10.12

Facebook Platform Policy

If you use Social Plugins, Facebook SDKs, or operate a Platform app or website, you must follow our Statement of Rights and Responsibilities and these additional rules unless you have our written permission to do otherwise.

Introduction

Date of Last Revision: August 20, 2013

Facebook Platform is an extension of Facebook, whose mission is to make the world more open and connected.

This agreement was written in English (US). To the extent any translated version of this agreement conflicts with the English version, the English version controls.

Additional Languages (https://developers.facebook.com/policy/#otherlanguages)

Principles

Create a great user experience

•	Build social and engaging applications

•	Give users choice and control

•	Help users share expressive and relevant content

Be trustworthy

•	Respect privacy

•	Don’t mislead, confuse, defraud, or surprise users

•	Don’t spam—encourage authentic communications

Policies

I.	Features and Functionality

1.	You must not violate any law or the rights of any individual or entity, and must not expose Facebook or Facebook users to harm or legal liability as determined by us in our sole discretion. In particular you will (if applicable): comply with the Video Privacy Protection Act (VPPA), and obtain any opt-in consent necessary from users so that user data subject to the VPPA may be shared on Facebook. You represent that any disclosure to us will not be incidental to the ordinary course of your business.

2.	You must not include functionality that proxies, requests or collects Facebook usernames or passwords.

3.	You must not circumvent (or claim to circumvent) our intended limitations on core Facebook features and functionality.

4.	If you offer a service for a user that integrates user data into a physical product (such as a scrapbook or calendar), you must only create a physical product for that user’s personal and non-commercial use.

5.	If you exceed, or plan to exceed, any of the following thresholds please contact us as you may be subject to additional terms: (>5M MAU) or (>100M API calls per day) or (>50M impressions per day).

6.	Your app or website must offer an explicit “Log Out” option.

7.	Special provision for apps on Pages: When a user visits your Page, if they have not given explicit permission by authorizing your Facebook app or directly providing information to your Page, you may only use information obtained from us and the user’s interaction with your Page in connection with that Page. For example, although you may use aggregate analytics for your individual Page, you must not combine information from any other sources to customize the user’s experience on your Page and may not use any information about the user’s interaction with your Page in any other context (such as analytics or customization across other Pages or websites).

8.	You must not use or make derivative use of Facebook icons, or use terms for Facebook features and functionality, if such use could confuse users into thinking that the reference is to Facebook features or functionality.

9.	Mobile Web Apps that are running within the Facebook iOS app must not accept payments. In particular, these apps must not reference, use, or otherwise encourage the use of Facebook Payments or other non-iOS approved payment methods.

10.	Reciprocity and Replicating core functionality: (a) Reciprocity: Facebook Platform enables developers to build personalized, social experiences via the Graph API and related APIs. If you use any Facebook APIs to build personalized or social experiences, you must also enable people to easily share their experiences back with people on Facebook. (b) Replicating core functionality: You may not use Facebook Platform to promote, or to export user data to, a product or service that replicates a core Facebook product or service without our permission.

11.	The primary purpose of your Canvas or Page Tab app on Facebook must not be to simply redirect users out of the Facebook experience and onto an external site.

12.	You must not include data obtained from us in any search engine or directory without our written permission.

13.	Special provisions for games:

a.	Desktop web games off of Facebook.com may only use Facebook Login (Authentication, excluding user connections such as friend list), Social Plugins and publishing (e.g., Feed Dialog, Stream Publish, or Open Graph). When authenticating, these games may not request additional permissions other than age, email, and our Publishing Permissions.

b.	Games on Facebook.com and mobile must not share the same app ID with desktop web games off of Facebook.com. You must not use Canvas apps to promote or link to game sites off of Facebook, and must not use emails obtained from us to promote or link to desktop web games off of Facebook.com.

c.	Games on Facebook.com or Mobile Web must use Facebook Payments as their sole and exclusive payment method for all virtual goods and currencies made available to users within the game. All other payment options are prohibited within games on Facebook.com or Mobile Web unless they go through Facebook Payments rather than directly through that payment option. By “Payment Method” we mean any method that allows a user to complete a transaction in a game that is on Facebook.com or Mobile Web, including, without limitation, by exchanging monetary value for virtual currency or virtual goods, whether directly at the time of purchase or via any previous transaction such as the user’s earlier purchase of a prepaid gift card or electronic code. In-game rewards of virtual currency or virtual goods earned by users through game-play activity alone are exempt from this definition.

d.	Games on Facebook.com or Mobile Web may reward users with virtual currency or virtual goods in exchange for user actions that do not involve third parties, but rewards for user actions that involve third parties must be powered by Facebook Payments by integrating Facebook Payments offers. For example, you may not reward users with virtual currency or virtual goods in exchange for any action in which personally identifiable information is shared with a third party, you may not reward users with virtual currency or virtual goods in exchange for third party downloads, such as toolbars or ringtones, and you may not reward users with virtual currency for engaging in passive actions offered by third parties, such as watching a video, playing a mini-game, or taking an anonymous poll.

II.	Data Collection and Use

1.	You will only request the data you need to operate your application.

2.	You may cache data you receive through use of the Facebook API in order to improve your application’s user experience, but you should try to keep the data up to date. This permission does not give you any rights to such data.

3.	You will have a privacy policy that tells users what user data you are going to use and how you will use, display, share, or transfer that data. In addition, you will include your privacy policy URL in the App Dashboard, and must also include a link to your app’s privacy policy in any app marketplace that provides you with the functionality to do so.

4.	Until you display a conspicuous link to your privacy policy in your app, any data accessed by your app (including basic account information) may only be used in the context of the user’s experience in that app. A user’s friends’ data can only be used in the context of the user’s experience on your application.

5.	Subject to certain restrictions, including on use and transfer, users give you their basic account information when they connect with your application. For all other data obtained through use of the Facebook API, you must obtain explicit consent from the user who provided the data to us before using it for any purpose other than displaying it back to the user on your application.

6.	You will not directly or indirectly transfer any data you receive from us, including user data or Facebook User IDs, to (or use such data in connection with) any ad network, ad exchange, data broker, or other advertising or monetization related toolset, even if a user consents to such transfer or use. By indirectly we mean you cannot, for example, transfer data to a third party who then transfers the data to an ad network. By any data we mean all data obtained through use of the Facebook Platform (API, Social Plugins, etc.), including aggregate, anonymous or derivative data.

7.	You will not use Facebook User IDs for any purpose outside your application (e.g., your infrastructure, code, or services necessary to build and run your application). Facebook User IDs may be used with external services that you use to build and run your application, such as a web infrastructure service or a distributed computing platform, but only if those services are necessary to running your application and the service has a contractual obligation with you to keep Facebook User IDs confidential.

8.	If you need an anonymous unique identifier to share outside your application with third parties such as content partners, advertisers, or ad networks, you must use our mechanism. You must never share this anonymous unique identifier with a data broker, information broker, or any other service that we may define as such under our sole discretion.

9.	You will not sell or purchase any data obtained from us by anyone. If you are acquired by or merge with a third party, you can continue to use user data within your application, but you cannot transfer data outside your application.

10.	If you stop using Platform or we disable your application, you must delete all information about a user you have received from us unless: (a) it is basic account information; or (b) you have received explicit consent from the user to retain their data.

11.	You cannot use a user’s friend list outside of your application, even if a user consents to such use, but you can use connections between users who have both connected to your application.

12.	You will delete all data you receive from us concerning a user if the user asks you to do so, and will provide an easily accessible mechanism for users to make such a request. We may require you to delete data you receive from the Facebook API if you violate our terms.

13.	You will not include data you receive from us concerning a user in any advertising creative, without explicit consent from that user.

14.	You must not give your secret key and access tokens to another party, unless that party is an agent acting on your behalf as an operator of your application. You are responsible for all activities that occur under your account identifiers.

15.	Sharing information with Facebook:

a.	You must not use, display, share, or transfer a user’s data in a manner inconsistent with your privacy policy, and must not give us information that you independently collect from a user or a user’s content without that user’s consent.

b.	You must provide an opt-out to users where required.

c.	You must not knowingly share information with us that you have collected from children under the age of 13 unless you obtain verifiable parental consent that covers Facebook’s collection, use and disclosure in compliance with applicable law.

d.	Web sites or services directed to children under 13: If you use Social Plugins or our JavaScript SDK for Facebook on sites and services that are directed to children under 13, you are responsible for complying with all applicable laws. For example, if your web site or service is directed to children in the United States, or knowingly collects personal information from children in the United States, you must comply with the U.S. Children’s Online Privacy Protection Act. You must also adhere to our usage notes.

e.	We can analyze your app, content, and data (including data about users’ use of your app) for any purpose, including commercial (such as for targeting the delivery of ads on and off Facebook and indexing content for search) or to provide you with insights about the effectiveness of your ads or the use of your app.

f.	We can monitor your use of, or collect usage data related to, SDKs (including unique identifiers, associated IP addresses, version numbers, and which tools or services are being used and how they are being used). g. We will use information we receive from you in accordance with our Data Use Policy.

III.	Content

A.	General

1.	Responsibility for content: You are responsible for all content of and within your application, including advertisements, user-generated content, and any content hosted, streamed or otherwise delivered to users by third parties. You must make it clear that this content is not provided by Facebook. You must also comply with the Facebook Community Standards.

2.	Demographic restrictions: You are responsible for restricting access to your content in accordance with our content policies and all applicable laws and regulations. Although we provide controls to assist with this, please note that we make no representations regarding the sufficiency of any controls provided to you and that you are ultimately responsible for establishing legally compliant restrictions for each country where your app is visible.

3.	Advertisements and cross-promotions:

a.	You must not include advertisements, cross-promote other applications, or provide web search functionality in content distributed through Facebook social channels.

b.	You can only utilize advertising or similar monetization related products or services from companies that appear on this list of Advertising Providers within Apps on Facebook.com.

4.	Promotions: If you run, reference, or facilitate a promotion (contest, competition, or sweepstake) on Facebook, you must comply with Facebook’s Promotions Guidelines.

5.	Permission from Facebook: You must not promote, or provide content referencing, facilitating, or containing online gambling, online real money games of skill or online lotteries without our written permission.

6.	Quality of content: you are responsible for providing users with a quality experience and must not confuse, defraud, mislead, spam or surprise users. For example, you must monitor your app’s negative feedback in Application Insights to ensure it stays below our thresholds, avoid excessive advertisements or bugs, and ensure the description of your app is consistent with your app’s content.

B.	Content Rights

1.	You agree that you will not promote or provide content that references, facilitates, contains or uses content that infringes upon the rights of any third party, including intellectual property rights, privacy, publicity, moral or other personal or proprietary rights, or that is deceptive or fraudulent.

2.	You must ensure that you own or have secured all rights necessary to copy, display, distribute, deliver, render and publicly perform all content of or within your application to Facebook users in all countries where you make the content available.

3.	You are responsible for all licensing, reporting and payout obligations to third parties required in connection with content of or within your application.

4.	You must use commercially reasonable geo-filtering technology to block access to your application’s content in countries where you are unauthorized to deliver such content, or where delivery of such content would otherwise infringe the rights of a third party.

5.	Although we have no obligation to do so, in our sole discretion we may request, and you are required to provide us, proof that your application and any content of or within your application is properly licensed.

C.	Third Party Content

If your application contains content submitted or provided by third parties, you must comply with the following rules:

1.	In the United States you must take all steps required to fall within the applicable safe harbors of the Digital Millennium Copyright Act including designating an agent to receive notices of claimed infringement, instituting a repeat infringer termination policy and implementing a “notice and takedown” process. In other countries, you must comply with local copyright laws and implement an appropriate “notice and takedown” process upon receiving a notice of claimed infringement.

IV.	Application Integration Points

1.	You must not incentivize users to use (or gate content behind the use of) Facebook social channels, or imply that an incentive is directly tied to the use of our channels.

2.	You must not pre-fill any of the fields associated with the following products, unless the user manually generated the content earlier in the workflow: Stream stories (user_message parameter for Facebook.streamPublish and FB.Connect.streamPublish, and message parameter for stream.publish), Photos (caption), Videos (description), Notes (title and content), Links (comment), and Jabber/XMPP.

3.	If a user grants you a publishing permission, actions you take on the user’s behalf must be expected by the user and consistent with the user’s actions within your app.

4.	Platform integrations, including social plugins:

a.	Your advertisements must not include or be paired with any Platform integrations, including social plugins such as the Like button, without our written permission.

b.	You must not sell or purchase placement of our Social Plugins, and must not facilitate or participate in any like exchange program.

c.	You must not incentivize users to Like any Page other than your own site or application, and any incentive you provide must be available to new and existing users who Like your Page.

d.	You must not obscure or cover elements of our social plugins, such as the Like button or Like box plugin.

e.	Ad networks, ad exchanges, and data brokers must not use Facebook’s Platform, logos, and trademarks (including, but not limited to, Platform APIs, social plugins, the Share button, and the F logo).

5.	Facebook messaging (i.e., email sent to an @facebook.com address) is designed for communication between users, and not a channel for applications to communicate directly with users.

V.	Enforcement

We can take enforcement action against you and any or all of your applications if we determine in our sole judgment that you or your application violates Facebook Platform Terms and Policies. Enforcement action is both automated and manual, and can include disabling your application, restricting you and your application’s access to Platform functionality, terminating our agreements with you, or any other action as we in our sole discretion deem appropriate.

Communication with developers takes place via an email sent from the facebook.com or facebookmail.com domain to the contact email address registered to the application. To stay in touch, please ensure that your email address is current and that you do not filter out any such messages.

VI.	Changes

We can change these Platform Policies at any time without prior notice as we deem necessary. Your continued use of Platform constitutes acceptance of those changes.

VII.	Branding and Promotion Policy

1.	You must follow the guidelines set forth in the Facebook Brand Resource and Permissions Center.

2.	Your app’s description, display name and icons must adhere to our Advertising Guidelines.

VIII.	Advertising Guidelines (https://www.facebook.com/ad_guidelines.php)

IX.	Facebook Developer Payments Terms

Developers participating in the program for accepting payments are subject to these terms (https://developers.facebook.com/policy/payments_terms).

X.	Ads API

1.	Separate apps: You must use separate apps for your staging, self-service, managed service, and white-labeled apps. If you offer a white-label version of your app, you must only do so by creating a unique app for each end-advertiser (or requiring each end-advertiser to create their own app) and you must include a required field for the third party to agree to Facebook’s Platform Policies.

2.	Separate ad accounts: You must use separate ad accounts for each end-advertiser and use our multi-client manager functionality to structure your end-advertiser accounts. You must never combine multiple end-advertisers within the same ad account, and this includes their connections on Facebook (ex: pages and apps).

3.	Freemium: If you offer a free or trial version of an ads API app, you must allow no more than 50 ad creations per day per customer, require phone or email verification for all new accounts, and prohibit affiliate networks from using your technology.

4.	Pricing transparency:

a.	You must only charge fees for the use of your tools and managed services, and must only do so on a fixed fee (per campaign or period) or variable percentage of ad spend. You must disclose to your clients the actual amount that you spent on Facebook advertising based on the auction pricing, including the actual Facebook metrics (e.g. CPC, CPM rate) and the amount you charged as fees. We reserve the right to disclose this information to your client upon their request. We may require documentation from you to ensure your compliance with this policy.

b.	You must not sell ads on a fixed CPM or CPC basis when using the Facebook advertising auction without our prior permission.

5.	Data collection and use:

a.	You may place 1x1 pixel view tags on certain advertisements with our prior authorization.

b.	All data collected or obtained by you or the end-advertiser, including but not limited to all view tag data that is not otherwise available through the Facebook service, and all data derived therefrom, may only be used by you or the end-advertiser on an anonymous basis to optimize and measure the performance of that end-advertiser’s Facebook campaign. Neither you nor the end-advertiser may use data for the following purposes: retargeting whether on or off of the Facebook service; to commingle data across an advertiser’s campaigns from multiple platforms; to build or augment any user profiles, or to use piggybacking or redirects with the 1x1 pixel tags, or for any other purpose not expressly authorized by us.

c.	You must not permit any person (other than an agent acting on the end-advertiser’s behalf) to access the end-advertiser’s Ad or Sponsored Story advertising statistics, including but not limited to, fixed CPM rates and any other raw, aggregate, or anonymous statistics derived from this data.

6.	Separate Reporting: If you use last-click attribution, create reporting tools that separate Facebook reporting from other channels. For example, don’t create reporting dashboards that directly compare Facebook Ads metrics to search or display marketing metrics on a last-click basis. If you support other channels, you must either create a separate Facebook tool, include Facebook metrics in a separate Facebook section of your tool, or show multi-touch attribution results side-by-side with last-click attribution results. You may report Facebook mobile ads ROI metrics as they relate to other mobile ads channels.

7.	Self-service reporting for Homepage ads: You must include a self-service reporting dashboard, through which end-advertisers may access up-to-date reports (raw ad statistics) for all available data points of their Homepage Ad and Sponsored Story campaigns.

8.	Bidding types: You must implement all bidding types, including Optimized CPM, and you must not default to a specific type (ex: you must not default to CPC and hide oCPM).

9.	Custom Audiences:

a.	If you use custom audiences you must comply with the Custom Audience Terms.

b.	You may create a custom audience on a client’s behalf but must only use the client’s customer data to do so (ex: you must not collect or provide any additional data to create a custom audience).

c.	You must not use Facebook User IDs to create custom audiences unless the person associated with the User ID has logged into your client’s app and your client has secured any necessary consent from that person (ex: you must not create a custom audience based on users who have engaged with a Facebook Page).

d.	You must not sell custom audiences, and must not transfer a custom audience to anyone without our permission.

e.	Your custom audience tool may provide the same functionality and targeting options that Facebook provides, but you must not provide additional data or targeting options.

10.	Enforcement: You must immediately revoke an end-advertiser’s access to your app upon our request.

XI.	License

1.	We give you a license to use the code, APIs, data, and tools you receive from us for use with the Facebook Platform. Don’t sell, transfer, or sublicense our code, APIs, or tools to anyone without our prior written permission. If they need a license, they should get it from us.

2.	Facebook SDKs:

a. Facebook and its licensors reserve all right, title and interest, including all intellectual property and other proprietary rights, in and to all SDKs.

b. Subject to your compliance with our Platform Policies, you may use SDKs (or any components thereof) solely to develop and distribute applications for use with the Facebook Platform, and you may also distribute any code libraries or sample source code included in the SDKs for inclusion in such applications. You will not modify, translate, create derivative works of, or reverse engineer any SDK (or any components thereof). Any SDKs you receive from us are provided to you on an “as is” basis, without warranty of any kind.

XII.	Definitions

1.	By “Application” we mean canvas page application, Platform integration, or any other technical integration we have assigned an application identification number.

2.	By “Facebook social channel” we mean Application Info Section, Page Tab, Feed, Requests (including invites), inbox attachments, Chat, Cover, Bookmarks, or any other feature of a user profile or Facebook communication channel in which or through which an application can provide, display, or deliver content directed at, on behalf of, or by permission of a user.

3.	By “basic account information” we mean: name, email, gender, birthday, current city, and profile picture URL.

4.	By “Facebook Platform Terms and Policies” we mean the Statement of Rights and Responsibilities and the Platform Policies.

5.	By “User data you receive from Facebook” we mean any data or content (including any images, text, or other information or materials) you receive from us, that was provided by users to us, or was associated by us with a particular user.

6.	By “SDK” we mean any object code library, sample source code, or documentation you receive from us that helps you create applications for use with the Facebook Platform.

Examples and Explanations

We want you to be successful on Facebook Platform, and we believe that the best way to do so is to provide a great user experience. Our Platform Policies will help you do this by explaining what’s required; these examples and explanations will help you understand how to put that into practice.

Statement of Rights and Responsibilities

This agreement was written in English (US). To the extent any translated version of this agreement conflicts with the English version, the English version controls. Please note that Section 17 contains certain changes to the general terms for users outside the United States.

Date of Last Revision: November 15, 2013.

Statement of Rights and Responsibilities

This Statement of Rights and Responsibilities (“Statement,” “Terms,” or “SRR”) derives from the Facebook Principles, and is our terms of service that governs our relationship with users and others who interact with Facebook. By using or accessing Facebook, you agree to this Statement, as updated from time to time in accordance with Section 14 below. Additionally, you will find resources at the end of this document that help you understand how Facebook works.

1.	Privacy

Your privacy is very important to us. We designed our Data Use Policy to make important disclosures about how you can use Facebook to share with others and how we collect and can use your content and information. We encourage you to read the Data Use Policy, and to use it to help you make informed decisions.

2.	Sharing Your Content and Information

You own all of the content and information you post on Facebook, and you can control how it is shared through your privacy and application settings. In addition:

1.	For content that is covered by intellectual property rights, like photos and videos (IP content), you specifically give us the following permission, subject to your privacy and application settings: you grant us a non-exclusive, transferable, sub-licensable, royalty-free, worldwide license to use any IP content that you post on or in connection with Facebook (IP License). This IP License ends when you delete your IP content or your account unless your content has been shared with others, and they have not deleted it.

2.	When you delete IP content, it is deleted in a manner similar to emptying the recycle bin on a computer. However, you understand that removed content may persist in backup copies for a reasonable period of time (but will not be available to others).

3.	When you use an application, the application may ask for your permission to access your content and information as well as content and information that others have shared with you. We require applications to respect your privacy, and your agreement with that application will control how the application can use, store, and transfer that content and information. (To learn more about Platform, including how you can control what information other people may share with applications, read our Data Use Policy and Platform Page.)

4.	When you publish content or information using the Public setting, it means that you are allowing everyone, including people off of Facebook, to access and use that information, and to associate it with you (i.e., your name and profile picture).

5.	We always appreciate your feedback or other suggestions about Facebook, but you understand that we may use them without any obligation to compensate you for them (just as you have no obligation to offer them).

3.	Safety

We do our best to keep Facebook safe, but we cannot guarantee it. We need your help to keep Facebook safe, which includes the following commitments by you:

1.	You will not post unauthorized commercial communications (such as spam) on Facebook.

2.	You will not collect users’ content or information, or otherwise access Facebook, using automated means (such as harvesting bots, robots, spiders, or scrapers) without our prior permission.

3.	You will not engage in unlawful multi-level marketing, such as a pyramid scheme, on Facebook.

4.	You will not upload viruses or other malicious code.

5.	You will not solicit login information or access an account belonging to someone else.

6.	You will not bully, intimidate, or harass any user.

7.	You will not post content that: is hate speech, threatening, or pornographic; incites violence; or contains nudity or graphic or gratuitous violence.

8.	You will not develop or operate a third-party application containing alcohol-related, dating or other mature content (including advertisements) without appropriate age-based restrictions.

9.	You will follow our Promotions Guidelines and all applicable laws if you publicize or offer any contest, giveaway, or sweepstakes (“promotion”) on Facebook.

10.	You will not use Facebook to do anything unlawful, misleading, malicious, or discriminatory.

11.	You will not do anything that could disable, overburden, or impair the proper working or appearance of Facebook, such as a denial of service attack or interference with page rendering or other Facebook functionality.

12.	You will not facilitate or encourage any violations of this Statement or our policies.

4.	Registration and Account Security

Facebook users provide their real names and information, and we need your help to keep it that way. Here are some commitments you make to us relating to registering and maintaining the security of your account:

1.	You will not provide any false personal information on Facebook, or create an account for anyone other than yourself without permission.

2.	You will not create more than one personal account.

3.	If we disable your account, you will not create another one without our permission.

4.	You will not use your personal timeline primarily for your own commercial gain, and will use a Facebook Page for such purposes.

5.	You will not use Facebook if you are under 13.

6.	You will not use Facebook if you are a convicted sex offender.

7.	You will keep your contact information accurate and up-to-date.

8.	You will not share your password (or in the case of developers, your secret key), let anyone else access your account, or do anything else that might jeopardize the security of your account.

9.	You will not transfer your account (including any Page or application you administer) to anyone without first getting our written permission.

10.	If you select a username or similar identifier for your account or Page, we reserve the right to remove or reclaim it if we believe it is appropriate (such as when a trademark owner complains about a username that does not closely relate to a user’s actual name).

5.	Protecting Other People’s Rights

We respect other people’s rights, and expect you to do the same.

1.	You will not post content or take any action on Facebook that infringes or violates someone else’s rights or otherwise violates the law.

2.	We can remove any content or information you post on Facebook if we believe that it violates this Statement or our policies.

3.	We provide you with tools to help you protect your intellectual property rights. To learn more, visit our How to Report Claims of Intellectual Property Infringement page.

4.	If we remove your content for infringing someone else’s copyright, and you believe we removed it by mistake, we will provide you with an opportunity to appeal.

5.	If you repeatedly infringe other people’s intellectual property rights, we will disable your account when appropriate.

6.	You will not use our copyrights or trademarks (including Facebook, the Facebook and F Logos, FB, Face, Poke, Book and Wall), or any confusingly similar marks, except as expressly permitted by our Brand Usage Guidelines or with our prior written permission.

7.	If you collect information from users, you will: obtain their consent, make it clear you (and not Facebook) are the one collecting their information, and post a privacy policy explaining what information you collect and how you will use it.

8.	You will not post anyone’s identification documents or sensitive financial information on Facebook.

9.	You will not tag users or send email invitations to non-users without their consent. Facebook offers social reporting tools to enable users to provide feedback about tagging.

6.	Mobile and Other Devices

1.	We currently provide our mobile services for free, but please be aware that your carrier’s normal rates and fees, such as text messaging and data charges, will still apply.

2.	In the event you change or deactivate your mobile telephone number, you will update your account information on Facebook within 48 hours to ensure that your messages are not sent to the person who acquires your old number.

3.	You provide consent and all rights necessary to enable users to sync (including through an application) their devices with any information that is visible to them on Facebook.

7.	Payments

If you make a payment on Facebook or use Facebook Credits, you agree to our Payments Terms.

8.	Special Provisions Applicable to Social Plugins

If you include our Social Plugins, such as the Share or Like buttons on your website, the following additional terms apply to you:

1.	We give you permission to use Facebook’s Social Plugins so that users can post links or content from your website on Facebook.

2.	You give us permission to use and allow others to use such links and content on Facebook.

3.	You will not place a Social Plugin on any page containing content that would violate this Statement if posted on Facebook.

9.	Special Provisions Applicable to Developers/Operators of Applications and Websites

If you are a developer or operator of a Platform application or website, the following additional terms apply to you:

1.	You are responsible for your application and its content and all uses you make of Platform. This includes ensuring your application or use of Platform meets our Facebook Platform Policies and our Advertising Guidelines.

2.	Your access to and use of data you receive from Facebook, will be limited as follows:

1.	You will only request data you need to operate your application.

2.	You will have a privacy policy that tells users what user data you are going to use and how you will use, display, share, or transfer that data and you will include your privacy policy URL in the Developer Application.

3.	You will not use, display, share, or transfer a user’s data in a manner inconsistent with your privacy policy.

4.	You will delete all data you receive from us concerning a user if the user asks you to do so, and will provide a mechanism for users to make such a request.

5.	You will not include data you receive from us concerning a user in any advertising creative.

6.	You will not directly or indirectly transfer any data you receive from us to (or use such data in connection with) any ad network, ad exchange, data broker, or other advertising related toolset, even if a user consents to that transfer or use.

7.	You will not sell user data. If you are acquired by or merge with a third party, you can continue to use user data within your application, but you cannot transfer user data outside of your application.

8.	We can require you to delete user data if you use it in a way that we determine is inconsistent with users’ expectations.

9.	We can limit your access to data.

10.	You will comply with all other restrictions contained in our Facebook Platform Policies.

3.	You will not give us information that you independently collect from a user or a user’s content without that user’s consent.

4.	You will make it easy for users to remove or disconnect from your application.

5.	You will make it easy for users to contact you. We can also share your email address with users and others claiming that you have infringed or otherwise violated their rights.

6.	You will provide customer support for your application.

7.	You will not show third party ads or web search boxes on www.facebook.com.

8.	We give you all rights necessary to use the code, APIs, data, and tools you receive from us.

9.	You will not sell, transfer, or sublicense our code, APIs, or tools to anyone.

10.	You will not misrepresent your relationship with Facebook to others.

11.	You may use the logos we make available to developers or issue a press release or other public statement so long as you follow our Facebook Platform Policies.

12.	We can issue a press release describing our relationship with you.

13.	You will comply with all applicable laws. In particular you will (if applicable):

1.	have a policy for removing infringing content and terminating repeat infringers that complies with the Digital Millennium Copyright Act.

2.	comply with the Video Privacy Protection Act (VPPA), and obtain any opt-in consent necessary from users so that user data subject to the VPPA may be shared on Facebook. You represent that any disclosure to us will not be incidental to the ordinary course of your business.

14.	We do not guarantee that Platform will always be free.

15.	You give us all rights necessary to enable your application to work with Facebook, including the right to incorporate content and information you provide to us into streams, timelines, and user action stories.

16.	You give us the right to link to or frame your application, and place content, including ads, around your application.

17.	We can analyze your application, content, and data for any purpose, including commercial (such as for targeting the delivery of advertisements and indexing content for search).

18.	To ensure your application is safe for users, we can audit it.

19.	We can create applications that offer similar features and services to, or otherwise compete with, your application.

10.	About Advertisements and Other Commercial Content Served or Enhanced by Facebook

Our goal is to deliver advertising and other commercial or sponsored content that is valuable to our users and advertisers. In order to help us do that, you agree to the following:

1.	You give us permission to use your name, profile picture, content, and information in connection with commercial, sponsored, or related content (such as a brand you like) served or enhanced by us. This means, for example, that you permit a business or other entity to pay us to display your name and/or profile picture with your content or information, without any compensation to you. If you have selected a specific audience for your content or information, we will respect your choice when we use it.

2.	We do not give your content or information to advertisers without your consent.

3.	You understand that we may not always identify paid services and communications as such.

11.	Special Provisions Applicable to Advertisers

You can target your desired audience by buying ads on Facebook or our publisher network. The following additional terms apply to you if you place an order through our online advertising portal (Order):

1.	When you place an Order, you will tell us the type of advertising you want to buy, the amount you want to spend, and your bid. If we accept your Order, we will deliver your ads as inventory becomes available. When serving your ad, we do our best to deliver the ads to the audience you specify, although we cannot guarantee in every instance that your ad will reach its intended target.

2.	In instances where we believe doing so will enhance the effectiveness of your advertising campaign, we may broaden the targeting criteria you specify.

3.	You will pay for your Orders in accordance with our Payments Terms. The amount you owe will be calculated based on our tracking mechanisms.

4.	Your ads will comply with our Advertising Guidelines.

5.	We will determine the size, placement, and positioning of your ads.

6.	We do not guarantee the activity that your ads will receive, such as the number of clicks your ads will get.

7.	We cannot control how clicks are generated on your ads. We have systems that attempt to detect and filter certain click activity, but we are not responsible for click fraud, technological issues, or other potentially invalid click activity that may affect the cost of running ads.

8.	You can cancel your Order at any time through our online portal, but it may take up to 24 hours before the ad stops running. You are responsible for paying for all ads that run.

9.	Our license to run your ad will end when we have completed your Order. You understand, however, that if users have interacted with your ad, your ad may remain until the users delete it.

10.	We can use your ads and related content and information for marketing or promotional purposes.

11.	You will not issue any press release or make public statements about your relationship with Facebook without our prior written permission.

12.	We may reject or remove any ad for any reason.

13.	If you are placing ads on someone else’s behalf, you must have permission to place those ads, including the following:

1.	You warrant that you have the legal authority to bind the advertiser to this Statement.

2.	You agree that if the advertiser you represent violates this Statement, we may hold you responsible for that violation.

12.	Special Provisions Applicable to Pages

If you create or administer a Page on Facebook, or run a promotion or an offer from your Page, you agree to our Pages Terms.

13.	Special Provisions Applicable to Software

1.	If you download or use our software, such as a stand-alone software product, an app, or a browser plugin, you agree that from time to time, the software may download and install upgrades, updates and additional features from us in order to improve, enhance, and further develop the software.

2.	You will not modify, create derivative works of, decompile, or otherwise attempt to extract source code from us, unless you are expressly permitted to do so under an open source license, or we give you express written permission.

14.	Amendments

1.	Unless we make a change for legal or administrative reasons, or to correct an inaccurate statement, we will provide you with seven (7) days notice (for example, by posting the change on the Facebook Site Governance Page) and an opportunity to comment on changes to this Statement. You can also visit our Facebook Site Governance Page and “like” the Page to get updates about changes to this Statement.

2.	If we make changes to policies referenced in or incorporated by this Statement, we may provide notice on the Site Governance Page.

3.	Your continued use of Facebook following changes to our terms constitutes your acceptance of our amended terms.

15.	Termination

If you violate the letter or spirit of this Statement, or otherwise create risk or possible legal exposure for us, we can stop providing all or part of Facebook to you. We will notify you by email or at the next time you attempt to access your account. You may also delete your account or disable your application at any time. In all such cases, this Statement shall terminate, but the following provisions will still apply: 2.2, 2.4, 3-5, 8.2, 9.1-9.3, 9.9, 9.10, 9.13, 9.15, 9.18, 10.3, 11.2, 11.5, 11.6, 11.9, 11.12, 11.13, and 15-19.

16.	Disputes

1.	You will resolve any claim, cause of action or dispute (claim) you have with us arising out of or relating to this Statement or Facebook exclusively in the U.S. District Court for the Northern District of California or a state court located in San Mateo County, and you agree to submit to the personal jurisdiction of such courts for the purpose of litigating all such claims. The laws of the State of California will govern this Statement, as well as any claim that might arise between you and us, without regard to conflict of law provisions.

2.	If anyone brings a claim against us related to your actions, content or information on Facebook, you will indemnify and hold us harmless from and against all damages, losses, and expenses of any kind (including reasonable legal fees and costs) related to such claim. Although we provide rules for user conduct, we do not control or direct users’ actions on Facebook and are not responsible for the content or information users transmit or share on Facebook. We are not responsible for any offensive, inappropriate, obscene, unlawful or otherwise objectionable content or information you may encounter on Facebook. We are not responsible for the conduct, whether online or offline, or any user of Facebook.

3.

WE TRY TO KEEP FACEBOOK UP, BUG-FREE, AND SAFE, BUT YOU USE IT AT YOUR OWN RISK. WE ARE PROVIDING FACEBOOK AS IS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. WE DO NOT GUARANTEE THAT FACEBOOK WILL ALWAYS BE SAFE, SECURE OR ERROR-FREE OR THAT FACEBOOK WILL ALWAYS FUNCTION WITHOUT DISRUPTIONS, DELAYS OR IMPERFECTIONS. FACEBOOK IS NOT RESPONSIBLE FOR THE ACTIONS, CONTENT, INFORMATION, OR DATA OF THIRD PARTIES, AND YOU RELEASE US, OUR DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM ANY CLAIMS AND DAMAGES, KNOWN AND UNKNOWN, ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY CLAIM YOU HAVE AGAINST ANY SUCH THIRD PARTIES. IF YOU ARE A CALIFORNIA RESIDENT, YOU WAIVE CALIFORNIA CIVIL CODE §1542, WHICH SAYS: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS STATEMENT OR FACEBOOK, EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. OUR AGGREGATE LIABILITY ARISING OUT OF THIS STATEMENT OR FACEBOOK WILL NOT EXCEED THE GREATER OF ONE HUNDRED DOLLARS ($100) OR THE AMOUNT YOU HAVE PAID US IN THE PAST TWELVE MONTHS.

APPLICABLE LAW MAY NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY OR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU. IN SUCH CASES, FACEBOOK’S LIABILITY WILL BE LIMITED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

17.	Special Provisions Applicable to Users Outside the United States

We strive to create a global community with consistent standards for everyone, but we also strive to respect local laws. The following provisions apply to users and non-users who interact with Facebook outside the United States:

1.	You consent to having your personal data transferred to and processed in the United States.

2.	If you are located in a country embargoed by the United States, or are on the U.S. Treasury Department’s list of Specially Designated Nationals you will not engage in commercial activities on Facebook (such as advertising or payments) or operate a Platform application or website. You will not use Facebook if you are prohibited from receiving products, services, or software originating from the United States.

3.	Certain specific terms that apply only for German users are available here.

18.	Definitions

1.	By “Facebook” we mean the features and services we make available, including through (a) our website at www.facebook.com and any other Facebook branded or co-branded websites (including sub-domains, international versions, widgets, and mobile versions); (b) our Platform; (c) social plugins such as the Like button, the Share button and other similar offerings and (d) other media, software (such as a toolbar), devices, or networks now existing or later developed.

2.	By “Platform” we mean a set of APIs and services (such as content) that enable others, including application developers and website operators, to retrieve data from Facebook or provide data to us.

3.	By “information” we mean facts and other information about you, including actions taken by users and non-users who interact with Facebook.

4.	By “content” we mean anything you or other users post on Facebook that would not be included in the definition of information.

5.	By “data” or “user data” or “user’s data” we mean any data, including a user’s content or information that you or third parties can retrieve from Facebook or provide to Facebook through Platform.

6.	By “post” we mean post on Facebook or otherwise make available by using Facebook.

7.	By “use” we mean use, run, copy, publicly perform or display, distribute, modify, translate, and create derivative works of.

8.	By “active registered user” we mean a user who has logged into Facebook at least once in the previous 30 days.

9.	By “application” we mean any application or website that uses or accesses Platform, as well as anything else that receives or has received data from us. If you no longer access Platform but have not deleted all data from us, the term application will apply until you delete the data.

19.	Other

1.	If you are a resident of or have your principal place of business in the US or Canada, this Statement is an agreement between you and Facebook, Inc. Otherwise, this Statement is an agreement between you and Facebook Ireland Limited. References to “us,” “we,” and “our” mean either Facebook, Inc. or Facebook Ireland Limited, as appropriate.

2.	This Statement makes up the entire agreement between the parties regarding Facebook, and supersedes any prior agreements.

3.	If any portion of this Statement is found to be unenforceable, the remaining portion will remain in full force and effect.

4.	If we fail to enforce any of this Statement, it will not be considered a waiver.

5.	Any amendment to or waiver of this Statement must be made in writing and signed by us.

6.	You will not transfer any of your rights or obligations under this Statement to anyone else without our consent.

7.	All of our rights and obligations under this Statement are freely assignable by us in connection with a merger, acquisition, or sale of assets, or by operation of law or otherwise.

8.	Nothing in this Statement shall prevent us from complying with the law.

9.	This Statement does not confer any third party beneficiary rights.

10.	We reserve all rights not expressly granted to you.

11.	You will comply with all applicable laws when using or accessing Facebook.

You may also want to review the following documents, which provide additional information about your use of Facebook:

•	Data Use Policy: The Data Use Policy contains information to help you understand how we collect and use information.

•	Payment Terms: These additional terms apply to all payments made on or through Facebook.

•	Platform Page: This page helps you better understand what happens when you add a third-party application or use Facebook Connect, including how they may access and use your data.

•	Facebook Platform Policies: These guidelines outline the policies that apply to applications, including Connect sites.

•	Advertising Guidelines: These guidelines outline the policies that apply to advertisements placed on Facebook.

•	Promotions Guidelines: These guidelines outline the policies that apply if you offer contests, sweepstakes, and other types of promotions on Facebook.

•	Facebook Brand Resources: These guidelines outline the policies that apply to use of Facebook trademarks, logos and screenshots.

•	How to Report Claims of Intellectual Property Infringement

•	Pages Terms: These guidelines apply to your use of Facebook Pages.

•	Community Standards: These guidelines outline our expectations regarding the content you post to Facebook and your activity on Facebook.

To access the Statement of Rights and Responsibilities in several different languages, change the language setting for your Facebook session by clicking on the language link in the left corner of most pages. If the Statement is not available in the language you select, we will default to the English version.

Facebook Developer Payments Terms

The Facebook Payments service (“Facebook Payments”) helps developers who wish to offer premium in-game content generate revenue, so they can focus on creating apps, games, and features (generically, “apps”) rather than on building payment systems.

Date of Last Revision: September 6, 2012

To enhance the quality, convenience, and security of the user experience on Facebook, these Facebook Developer Payments Terms (the “Terms”) apply to all developers of apps using Facebook Payments. We have provided section headers for your convenience, but you should carefully read though these Terms in order to understand your rights and responsibilities, as well as ours.

This agreement was written in English (US). To the extent any translated version of this agreement conflicts with the English version, the English version controls.

Additional Languages (https://developers.facebook.com/policy/payments_terms#otherlanguages)

1.	Transactions

1.	Eligibility. We may approve or deny your request to integrate Facebook Payments at our sole discretion. You must be eighteen (18) years of age or older to integrate Facebook Payments in your app; in addition, you may not be listed as an administrator for a Payments-enabled app if you are under the age of sixteen (16). We may also revoke your eligibility to continue utilizing Facebook Payments at any time at our sole discretion.

2.	Roles of parties. You accept responsibility for fulfilling each transaction pursuant to the terms you offer. Facebook is not involved in any underlying transaction between or among developers and users.

3.	Pricing. Price-setting in apps is governed by the following rules:

1.	You may price items for sale in your own local currency where such pricing is supported. However, if you are pricing in the Facebook Credits virtual currency (“Credits”) you may not price items for sale in fractions of Credits.

2.	You may not price an item differently based on a user’s electronic value Balance.

3.	You may allow users to import your in-game virtual currency or items from your website or other platform that the user is connected to, but you must adhere to the following:

1.	You must offer the same price on Facebook that you offer to logged-in Facebook users on your own website or other platform app; and

2.	You may not incentivize logged-in Facebook users to make a purchase on your website or in an app on another platform by, for example, providing free or discounted goods or services that are not available to purchasers on Facebook.

4.	Prohibitions. Facebook Payments does not allow the following types of transactions:

1.	You may not conduct a transaction for which the promotion or execution is prohibited on Facebook.

2.	You may not utilize Facebook Payments to sell virtual currency or other stored-value items that can be used outside of the app where the transaction was completed, and must not allow users to cash out, redeem, or otherwise receive anything of value in exchange for anything purchased using Facebook Payments. In addition, you may not accept electronic value from a user in one app and then deliver or transfer the purchased item to the user in another app without our prior authorization. For example, an app solely designed to facilitate transactions is not permitted.

3.	Except as a method of purchasing within your app in accordance with these Terms or with our prior written authorization, you may not sell, trade, or exchange electronic value, including without limitation Credits or Gift Card balances, with any third party, nor may you enable or allow others to do so.

4.	You may not accept Credits as payment for tangible goods, including as payment for anything that may subsequently be used to acquire tangible goods, defined as any good that is physically delivered to a user.

5.	Except with our prior authorization, you may not use Facebook Payments to solicit, collect, or transfer funds for charitable causes.

6.	Any items, virtual currency, or services you offer on or through Facebook are considered to be content or apps posted by you to Facebook under the Statement of Rights and Responsibilities. You may not offer any items, virtual currency, or services on or through Facebook that require consent or other rights from any third party unless you have obtained all such rights. You may not offer any item, virtual currency, or service that would require us to pay any fee or royalty to any third party. You agree to indemnify and hold us harmless from and against any claim arising out of or related to your failure to comply with this paragraph.

7.	Except with our prior authorization, you may not administer a promotion on Facebook in which a user’s purchase of in-game items or virtual currency contributes to or results in eligibility to win any prize of value. To request permission, please contact us and include an opinion letter from your legal counsel that explains why your game does not constitute gambling and instead is a lawful activity in all jurisdictions where the promotion is available to users.

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5.	Non-disclosure. You will not use or disclose any user’s payment information obtained from us for any purpose other than to complete the transaction for which the information was obtained.

6.	Other terms apply. You may offer supplemental terms and conditions in conjunction with your sales; however they may not conflict with Facebook terms or policies. You must comply with Facebook’s Brand Asset Guidelines.

2.	Balance Tracking

1.	Developer Balance. Developers using Facebook Payments will have a Developer Balance with Facebook. Whenever you complete a sale on our platform, Facebook will credit the proceeds from that sale, less our service fee, to your Developer Balance. Facebook will earn a 30% service fee, plus any applicable sales tax or VAT, in connection with each Facebook Payments transaction on our platform.

2.	Nature of Service. Facebook is not a bank and does not offer banking services. You will not earn interest on your Developer Balance. Developer Balances are not deposit obligations and are not insured by the Federal Deposit Insurance Corporation, the Financial Services Compensation Scheme, or any other entity or insurance scheme, whether governmental or private. All Developer Balances are held and expressed in United States Dollars; if your transaction was in a different currency, proceeds from the sale will be converted at the time of the transaction according to the day’s published exchange rate before being credited to your Developer Balance.

3.	Payout. We will redeem your Developer Balance according to the following rules:

1.	We can redeem your Developer Balance only if we have your current banking information and any other information we need to make the payment on record, including, if required, identification and tax and business formation documentation. A list of our current payout methods is posted on our site.

2.	We will make Developer Balance redemption payments only to the account entered by the developer in the Payout Information field of the Developer’s [Company Settings](/settings?tab=payments)

3.	Facebook will redeem your Developer Balance approximately 21 days following the end of the bimonthly period (either the 1st through 15th of the month or the 16th through the end of the month) in which the transaction occurred, except as otherwise set forth herein.

4.	Developer Balances will be redeemed only in United States Dollars.

5.	If a Developer Balance redemption payment for any given pay period would be less than One Hundred United States Dollars ($100.00), we will roll payment over to the next month, unless your account is being deactivated or deleted, or if it has been one year since either your last redemption payment or your first use of Facebook Payments or Credits.

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6.	Facebook has in the past issued a small amount of Credits at no cost to certain users (for example, a new user of Credits, or someone whose usage has lapsed). If you receive those Credits in transactions, we will not redeem them.

7.	We may delay payout related to any investigation we are conducting, but in no case longer than 180 days after the transaction.

8.	We may withhold from redemption any Developer Balance or portion thereof that was earned due to any breach of any Facebook terms or policies by you, or that was transferred based on fraudulent or illegal transactions, or that was alleged by a user to have been transferred without his or her consent, or that resulted in returned, undelivered, rejected, or defective goods or services or transactions.

9.	We may deduct from payout any amounts for which you are past due to Facebook on any payment in connection with any Facebook program.

10.	If you owe Facebook an amount exceeding your Developer Balance, we may charge or debit a payment instrument registered with your account to cover the amount owed. Your failure to pay fully any amounts owed to Facebook on demand will be a violation of these Terms, and you will be liable not only for the amount collected but also for Facebook’s costs associated with collection, including without limitation attorney fees, court costs, collection agency fees, and any applicable interest.

4.	Discrepancies. If Facebook makes a redemption payment to you in error, you are liable for the full amount of that payout. You agree to reverse the payment associated with that redemption or to permit Facebook to reverse the payment. You must provide written notification of any disputed payout within 30 days of receipt of the associated payment. Failure to do so constitutes a waiver by you of any claim relating to the payout.

5.	Taxes. It is your responsibility to remit all duties, taxes (including without limitation sales tax and VAT) and other fees that apply to your transactions, including the redemption of any Developer Balance. Facebook complies with tax and legal informational reporting requirements in various jurisdictions. If you are a U.S.-based developer, you acknowledge that Facebook in tax year 2011 began reporting to the Internal Revenue Service on IRS Form 1099K the gross amount of the payments you receive each calendar year if, in that calendar year, you (i) receive more than $20,000 and (ii) receive more than 200 payments. If duties, taxes, or fees apply to the redemption of a Developer Balance, we may adjust the service fee so that the net amount we receive remains at 30%. You agree to indemnify and hold us harmless from and against any claim arising out of or related to your failure to comply with this paragraph.

6.	Abandoned Property. If we are unable to pay you because you have not provided valid payment information or, where required, valid identification information, we may terminate your ability to maintain your Developer Balance to the extent permissible by law, and process any remaining Developer Balance in accordance with applicable law.

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3.	Your Responsibilities and Risks

1.	Voidability. You acknowledge that transactions with minors may be voidable by law and agree that you may be required to refund amounts paid.

2.	Dispute resolution. You are solely responsible for the resolution of disputes between yourself and users, including without limitation disputes that we refer to you or notify you of via tools or systems we may provide. We have the right, but not the obligation, to assist in the resolution of such disputes.

3.	Cooperation. You agree to provide us with any records that we request related to a dispute between you and a user. You agree to notify us in a timely manner if you receive an inquiry from any government agency about Facebook Payments.

4.	Fraud. You agree to cooperate with us to prevent fraudulent or illegal transactions. As part of our efforts to deter fraud and suspicious transactions, we may limit the number of transactions or volume of payments you are able to accept during a given period of time. We may also may suspend, remove, or disable access to any product or service you offer at any time without notice, and we will have no liability for removing or disabling access to any such product or service.

5.	No Liability. We will not be liable to you for compensation, reimbursement, or damages on account of the loss of prospective profits, anticipated sales, or goodwill, or on account of expenditures, investments, or commitments in connection with your use of Facebook Payments, or for any termination or suspension of Facebook Payments services.

6.	Subscriptions. If you offer subscriptions to your app or to a feature within your app, you must continue to make the app or feature available to subscribed users through the end of any active subscription period, or refund any remaining subscriptions on a pro-rated basis.

7.	Chargebacks. You will be liable for all Chargebacks relating to transactions discovered within 90 days of the transaction. By “Chargebacks” we mean any reversals of payment initiated by a third-party payment provider. We will assume responsibility for Chargebacks discovered after the 90th day unless: (a) we determine you conducted the transaction in connection with a breach of Facebook rules or policies, or (b) your Chargeback rate for any one of the prior three months exceeds five percent of your total transaction volume for that month.

8.	Offset. If we provide refunds or other compensation to a user as a result of either the user’s transaction with you using Facebook Payments or any claims made by third parties arising from your products or services, then you agree that we may recover from you any monetary loss related to such provision.

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4.	Additional Terms

1.	Conflict of terms. In the event of any conflict between the Statement of Rights and Responsibilities and these Terms, these Terms control.

2.	Conflict of laws. Some countries may restrict or prohibit your ability to make payments through Facebook. Nothing in these Terms should be read to override or circumvent any such foreign laws.

3.	Courtesy translations. These Terms were written in English (US). To the extent any translated version of these terms conflicts with the English version, the English version controls.

4.	Assignment. Facebook may assign or delegate any of its obligations and/or rights arising under these Terms without restriction.

5.	Amendments. We may revise these Terms at any time without prior notice as we deem necessary to the full extent permitted by law. The Terms in place at the time you confirm a transaction will govern that transaction.

6.	Notice to you. We may provide notices to you by posting them on the Facebook Developer Blog, or by sending them to an email address or street address that you previously provided to us. Website and email notices will be considered received by you within 24 hours of the time posted or sent; notices by postal mail will be considered received within three business days of the time sent. We will give you 30 days’ notice of changes to our service fee.

7.	Notice to us. Except as otherwise stated, you must send notices to us relating to Facebook Payments and these Terms by postal mail to: Facebook, Attn: Legal Department, 1601 Willow Avenue, Menlo Park, California, 94025.

8.	“Us”. The following are the entities to which “us,” “we,” “our,” or “Facebook” refer:

1.	If you are a resident of or have your principal place of business in the U.S. or Canada, these Terms are between you and Facebook Payments Inc., a Florida corporation.

2.	If you are a resident of or have your principal place of business in a country other than the U.S. or Canada, these Terms are between you and Facebook Payments International Ltd., a private limited company in the Republic of Ireland. However, all transactions funded with a user’s electronic value Balance are processed by Facebook Payments Inc., a Florida corporation.

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Facebook Advertising Guidelines

Date of last revision: December 19, 2013

Advertising Philosophy

At Facebook, we believe that ads should contribute to and be consistent with the overall user experience. The best ads are those that are tailored to individuals based on how they and their friends interact and affiliate with the brands, artists, and businesses they care about. These guidelines are not intended to serve as legal advice and adherence to these guidelines does not necessarily constitute legal compliance. Advertisers are responsible for ensuring that their ads comply with all applicable laws, statutes, and regulations.

Additional examples and explanations to our policies can be found in the Help Center (http://www.facebook.com/help/adpolicy).

I. General

A. Our Advertising Guidelines consist of advertising content criteria, community standards, and other applicable requirements.

B. The Ad Guidelines, as well as our Data Use Policy and Statement of Rights and Responsibilities, apply to all ads and commercial content (“ads”) served by or appearing on Facebook (including ads purchased under AAAA/IAB Standard Terms and Conditions).

C. Advertising appearing within applications on Facebook Platform must comply with all additional Facebook Platform Policies.

D. Ads that are generated through Page posts, and ads that promote a sweepstakes, contest, competition or offer must also comply with the Pages Terms.

E. Ads must not contain false, misleading, fraudulent, or deceptive claims or content.

F. You may not manage more than one advertiser or client through a single ad account, and may not change the advertiser or client associated with an established ad account.

G. If you use custom audiences you must comply with the Custom Audience Terms.

II. Data and Privacy

A. No data collected, derived or obtained from or in connection with a Facebook ad, including Facebook’s delivery of an ad, and Facebook users’ interaction with a Facebook-served ad (such as information derived from targeting criteria) (“Facebook advertising data”) may be received or used by an entity not acting on behalf of a Facebook advertiser.

B. You may not use Facebook advertising data for any purpose (including retargeting, commingling data across multiple advertisers’ campaigns, or allowing piggybacking or redirecting with tags), except on an aggregate and anonymous basis to assess the performance and effectiveness of your Facebook advertising campaigns. In no event may you use Facebook advertising data, including the targeting criteria for a Facebook ad, to build or augment user profiles, including profiles associated with any mobile device identifier or other unique identifier that identifies any particular user, browser, computer or device.

C. You may use information provided directly to you from users if you provide clear notice to and obtain consent from those users and comply with all applicable laws and industry guidelines.

D. You may not directly or indirectly transfer or sell any data to, or use such data in connection with any ad network, ad exchange, data broker, or other party not acting on behalf of an advertiser and the advertiser’s Facebook advertising campaigns. By indirectly we mean you cannot, for example, transfer data to a third party who then transfers the data to an ad network.

III. Ad Creative and Positioning

All components of an ad, including any text, images, or other media, must be relevant and appropriate to the product or service being offered and the audience viewing the ad. Ads may not contain audio or flash animation that plays automatically without a user’s interaction or expands within Facebook after a user clicks on the ad. Ads may not position products or services in a sexually suggestive manner. Ads may not contain content that exploits political agendas or “hot button” issues for commercial use. Additionally, ad text must include proper grammar and the use of all symbols, numbers, or letters must adhere to the true meaning of the symbol.

A. Accuracy

Ads must clearly represent the company, product, service, or brand that is being advertised. Products and services promoted in the ad copy must be clearly represented on the landing page, and the destination site may not offer or link to any prohibited product or service. Additionally, ads may not suggest false relevancy to generic offers.

B. Attribution

Ad text may not assert or imply, directly or indirectly, within the ad content or by targeting, a user’s personal characteristics within the following categories:

i. race or ethnic origin;

ii. religion or philosophical belief;

iii. age;

iv. sexual orientation or sexual life;

v. gender identity;

vi. disability or medical condition (including physical or mental health);

vii. financial status or information;

viii. membership in a trade union; and

ix. criminal record.

C. Destination Sites

Ads must lead to a functioning landing page that does not interfere with a user’s ability to navigate away from the page.

D. Images

Ads and sponsored stories in News Feed may not include images comprised of more than 20% text.

E. Targeting

Ads must always apply appropriate targeting and never use targeting criteria to provoke users. Ads for regulated goods and services (e.g. alcohol and gambling), must abide by all applicable laws, regulations, and industry codes. Specific requirements for dating services, alcohol, gambling, contraceptives and subscription services must adhere to the requirements listed in the Help Center under the applicable content sections.

IV. Ad Content

Advertisers must ensure that their ads comply with all applicable laws, regulations and guidelines. All claims in ads must be adequately substantiated. Ads must not offend users. Ads and any offers promoted within ads must not be false, deceptive or misleading or contain spam. Ads must not contain or promote illegal products or services. Ads must not violate the rights of any third parties. The following specific content guidelines apply:

A. Adult Products

Ads may not promote the sale or use of adult products or services, including but not limited to toys, videos, publications, live shows, or sexual enhancement products. Ads for family planning and contraception are allowed provided they follow the appropriate targeting requirements.

B. Alcohol

i. Ads that promote or reference alcohol are prohibited in the following countries: Afghanistan, Brunei, Bangladesh, Egypt, Gambia, Kuwait, Libya, Norway, Pakistan, Russia, Saudi Arabia, United Arab Emirates, Yemen and any other jurisdiction where such ads are prohibited by law.

ii. Where permissible, ads that promote or reference alcohol must: (i) Comply with all applicable local laws, required or recommended industry codes, guidelines, licenses and approvals and (ii) apply age and country targeting criteria consistent with Facebook’s targeting guidelines and applicable local laws. Where a user’s age or country cannot be determined, the ad must not be displayed to the user.

iii. Please refer to the Help Center for additional alcohol-specific guidance.

C. Dating

Ads for adult friend finders or dating sites with a sexual emphasis are not permitted. Ads for other online dating services are only allowed with prior authorization from Facebook. These must adhere to the dating targeting requirements and the name of the product or service must be included in the ad text or image.

D. Drugs and Tobacco

Ads may not promote or facilitate the sale or consumption of illegal or recreational drugs, tobacco products, or drug or tobacco paraphernalia.

E. Gambling and Lotteries

i. Ads that promote or facilitate online gambling, games of skill or lotteries, including online casino, sports books, bingo, or poker, are only allowed in specific countries with prior authorization from Facebook.

ii. Lotteries run by government entities may advertise on Facebook, provided that ads must be targeted in accordance with applicable law in the jurisdiction in which the ads will be served and may only target users in the jurisdiction in which the lottery is available.

iii. Ads that promote offline gambling establishments, such as offline casinos, in accordance with applicable laws and regulations, are generally permitted, provided that ads must be appropriately targeted.

iv. Please refer to the Help Center for additional gambling-specific guidance.

F. Pharmaceuticals and Supplements

i. Ads must not promote the sale of prescription pharmaceuticals. Ads for online pharmacies are prohibited except that ads for certified pharmacies may be permitted with prior approval from Facebook.

ii. Ads that promote dietary and herbal supplements are generally permitted, provided they do not promote products containing anabolic steroids, chitosan, comfrey, dehydroepiandrosterne, ephedra, human growth hormones, melatonin, and any additional products deemed unsafe or questionable by Facebook in its sole discretion.

G. Software

Ads may not contain or link directly or indirectly to a site that contains spyware/malware downloads or any software that results in an unexpected, deceptive or unfair user experience, including but not limited to software which:

i. “sneaks” onto a user’s system;

ii. performs activities hidden to the user;

iii. may alter, harm, disable or replace any hardware or software installed on a user’s computer without express permission from the user;

iv. is bundled as a hidden component of other software whether free or for an additional fee;

v. automatically downloads without Facebook’s express prior approval;

vi. presents download dialog boxes without a user’s action; or

vii. may violate or infringe upon the intellectual property rights of any third party, including copyright, trademark, patent or any other proprietary right.

H. Subscription Services

Ads for subscription services, or that promote products or services that include negative options, automatic renewal, free-to-pay conversion billing products, or mobile marketing are subject to the following requirements:

i. Ad text must clearly and conspicuously disclose the recurring billing component (e.g. “subscription required”).

ii. The landing page must:

a. display the price and billing interval wherever the user is prompted to enter personally identifiable information;

b. include an unchecked opt-in checkbox; and

c. include language informing users how to cancel their subscription or membership.

iii. Each of the foregoing must be located in a prominent place on your landing page, as determined by Facebook in its sole discretion, and should be easy to find, read, and understand.

I. Unacceptable Business Model

Ads may not promote a business model or practice that is deemed by Facebook in its sole discretion to be unacceptable or contrary to Facebook’s overall advertising philosophy or to any applicable law, including but not limited to multi-level marketing schemes, or advertisements for scams.

J. Weapons and Explosives

Ads may not promote the sale or use of weapons, ammunition, or explosives.

V. Ad Community Standards

Ads, or categories of ads, that receive a significant amount of negative user feedback, or are otherwise deemed to violate our community standards, are prohibited and may be removed. In all cases, Facebook reserves the right in its sole discretion to determine whether particular content is in violation of our community standards.

A. Illegal Activity

Ads may not constitute, facilitate or promote illegal activity.

B. Harassment

Ads may not insult, attack, harass, bully, threaten, demean or impersonate others.

C. Hate Speech

Ads may not contain “hate speech,” whether directed at an individual or a group, based on membership within certain categories. These categories include, but are not limited to, race, sex, creed, national origin, religious affiliation, marital status, sexual orientation, gender identity, or language.

D. Minors

Ads that are targeted to minors may not promote products or services that are illegal for use by minors in their jurisdiction, or that are deemed to be unsafe or inappropriate.

E. Sex/Nudity

Ads may not contain adult content, including nudity, depictions of people in explicit or suggestive positions, or activities that are overly suggestive or sexually provocative.

F. Shock Value

Ads may not be shocking, sensational or disrespectful, or portray excessive violence.

VI. Facebook References

Ads may not imply a Facebook endorsement or partnership of any kind. Ads linking to Facebook branded content (including Pages, groups, events, or Connect sites) may make limited reference to “Facebook” in ad text for the purpose of clarifying the destination of the ad. All other ads and landing pages may not use our copyrights or trademarks (including Facebook, the Facebook and F Logos, FB, Face, Poke, Book, and Wall) or any confusingly similar marks, except as expressly permitted by our Brand Usage Guidelines or with our prior written permission.

VII. Rights of Others

Ads may not include content that infringes upon or violates the rights of any third party, including copyright, trademark, privacy, publicity, or other personal or proprietary rights.

We reserve the right to reject, approve or remove any ad for any reason, in our sole discretion, including ads that negatively affect our relationship with our users or that promote content, services, or activities, contrary to our competitive position, interests, or advertising philosophy. These guidelines are subject to change at any time.

Facebook Brand Resources

Do’s and Don’ts

The Facebook brand includes the words, phrases, symbols and designs that are associated with Facebook and the services Facebook provides.

Do

•	Keep enough space around Facebook brand assets so they appear clean and uncluttered

•	Follow other Facebook terms and policies

Don’t

•	Use the Facebook brand in a way that implies partnership, sponsorship or endorsement

•	Combine any part of the Facebook brand with your name, marks or generic terms

•	Use trademarks, names, domain names, logos or other content that imitates or could be confused with Facebook

•	Present Facebook in a way that makes it the most distinctive or prominent feature of what you’re creating

•	Use any icons, images or trademarks to represent Facebook other than what is found on this resource center

•	Assert rights over the Facebook brand whether by trademark registration, domain name registration or anything else

•	Feature Facebook on materials associated with pornography, illegal activities, or other materials that violate the Facebook Terms

•	Modify Facebook brand assets in any way, such as by changing the design or color

Merchandizing

Facebook doesn’t permit or license its trademarks, logos or other intellectual property for use on merchandise or other products such as clothing, hats or mugs. In certain circumstances you can use the “f” logo on product packaging, but you need to follow the guidelines of use.